                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                HORIZON PCS, INC.

     Horizon PCS, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is "Horizon PCS, Inc."

     2. The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 26, 2000.

     3. The corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 26, 2000.

     4. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 245 and 303 of the General Corporation Law of the State of Delaware.

     5. In accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, the amendment and restatement of the Certificate of Incorporation by this Second Amended and Restated Certificate of Incorporation was authorized by the Joint Plan of Reorganization of Horizon PCS, Inc., Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, filed on August 12, 2004, as modified on September 20, 2004, and which plan of reorganization was confirmed on September 20, 2004 by the United States Bankruptcy Court for the Southern District of Ohio.

     6. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                                 ARTICLE 1: NAME

     The name of the corporation is "Horizon PCS, Inc."

                     ARTICLE 2: REGISTERED AGENT AND OFFICE

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

                               ARTICLE 3: PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                            ARTICLE 4: CAPITALIZATION

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is thirty five million (35,000,000) shares: (a) twenty-five million (25,000,000) shares of which shall be designated as Common Stock, each having a par value of $0.0001; and (b) ten million (10,000,000) shares of which shall be designated as Preferred Stock, each having a par value of $0.0001.

          A.   Common Stock.

               (1) Dividends. Subject to the rights of any Preferred Stock issued by the corporation, as and if dividends are declared thereon by the Board of Directors out of funds legally available therefore, whether payable in cash, property or securities of the corporation, the holders of Common Stock shall be entitled to share equally on a share-for-share basis in all such dividends.

               (2) Voting Rights. At every meeting of stockholders, the holders of Common Stock shall have the right to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Common Stock held. The holders of Common Stock shall not have cumulative voting rights.

               (3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall be entitled, after payment or provisions for payment of the debts and other liabilities of the corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the corporation.

     B. Preferred Stock. The Board of Directors shall have authority to divide and issue shares of Preferred Stock into series and, within the limitations set forth in this Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. Each series of Preferred Stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of Preferred Stock and other classes of stock of the corporation. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the rate of dividend, the extent of further participation in dividend distributions, if any, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class; (c) whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights; (d) whether the shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed); (e) whether the shares will be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including, without limitation, the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof); (f) the amounts, if any, payable upon shares in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; (g) sinking fund provisions for the redemption or purchase of shares; and (h) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

     Notwithstanding the foregoing, in addition to any other vote required by law or by this Certificate of Incorporation, the prior affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote (the "Voting Stock") shall be required to authorize the corporation to (i) adopt or implement any stockholder rights plan or similar takeover defense measure or (ii) issue Preferred Stock, unless the Board of Directors determines, as evidenced by a resolution, that the primary purpose of such issuance is (A) to raise capital or to facilitate an acquisition or similar strategic corporate transaction, and (B) not to implement a takeover defense measure or to have an anti-takeover effect.

     C. Rights of Stockholders. No holder of shares of stock of the corporation shall have any preemptive or other similar right, except as such rights are expressly provided by contract or by resolution of the Board of Directors creating a series of Preferred Stock, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class of stock, or series thereof; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class of stock, or series thereof, may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have agreed by binding contract.

     D. Restriction on Non-Voting Equity Securities. Notwithstanding any other provisions contained in this Certificate of Incorporation to the contrary, the corporation shall not issue non-voting equity securities in violation of Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. Section 1123(a)(6)).

                          ARTICLE 5: BOARD OF DIRECTORS

     The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined in accordance with the Bylaws of the corporation.

                   ARTICLE 6: LIMITATION OF DIRECTOR LIABILITY

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this
Article 6 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                           ARTICLE 7: INDEMNIFICATION

     The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in other capacities while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The corporation may purchase and maintain insurance, at its expense, to protect itself and any and all directors, officers, employee or agent of the corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any director or officer of the corporation to the fullest extent permitted by the Delaware General Corporation Law and to employees and agents to the same extent as any director or officer.

              ARTICLE 8: AMENDMENT OF CERTIFICATE OF INCORPORATION
                                   AND BYLAWS

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders.

     IN WITNESS WHEREOF, the corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by William A. McKell, its President and Chief Executive Officer, and attested by Steven P. Burkhardt, its Secretary, this ____ day of September, 2004.


                                        By:
                                            ------------------------------------
                                        Name: William A. McKell
                                        Title: President and Chief Executive
                                               Officer

Attested:


By:
    ------------------------------------
    Steven P. Burkhardt, Secretary